EXHIBIT 99.1

Crown Media Holdings Announces Operating Results

for Third Quarter of 2007

Operating Highlights for the Quarter

•      Revenue growth.  Crown Media’s net revenue in the third quarter of 2007 increased 17% to $55.3 million, from $47.3 million in the prior year’s third quarter. This increase was primarily due to a 19% increase in advertising revenue and a 23% increase in subscriber fee revenue. For the first nine months of the year, revenue grew 15% to $164.8 million from $142.8 million in 2006, due to a 17% increase in advertising revenue and a 15% increase in subscriber fee revenue.

•      Subscriber increase.  Hallmark Channel subscribers increased 13% to 84.5 million as of September 30, 2007, from 74.7 million subscribers as of September 30, 2006. Since the beginning of the year, Hallmark Channel has added nearly 10 million new subscribers.

•      Top ten cable channel.  Hallmark Channel remains among the top ten rated ad-supported cable networks in terms of household delivery according to Nielsen, ranking an impressive eighth in Prime Time, tied with HGTV and Court TV, and tenth in Total Day. For the year-to-date, Hallmark Channel ranked ninth in Prime Time, tied with A&E, Nickelodeon and Court TV and tenth in Total Day, tied with A&E and ESPN.

•      Advertising revenue increase.  Hallmark Channel experienced 19% revenue increase in the third quarter of 2007 as compared to 2006. Strong demand in the scatter market in the fourth quarter has supported sales to date of advertising time at a 75% increase in CPM’s as compared to the average CPM’s obtained in the upfront 2007/2008 broadcast season.

•      Hallmark Movie Channel High Definition Launch.  The Company has announced the launch in March 2008 of Hallmark Movie Channel HD, a simulcast feed of Hallmark Movie Channel, which is now distributed to nearly 10 million subscribers, according to Nielsen. Hallmark Movie Channel HD will showcase many of the Hallmark Channel Original movies as well as over 50 of the award-winning Hallmark Hall of Fame movies in high definition form.

“The third quarter of 2007 was filled with more of the same consistent and positive growth we have experienced to date this year,” remarked Henry Schleiff, President and CEO of Crown Media. “We are a top ten cable channel with wholesome and appealing family friendly programming which resonates with our viewers as evidenced by our record ratings this quarter, with our distributors as supported by their widespread participation in our affiliate advertising programs, and with our advertisers as demonstrated by the significant increases we experience every quarter in both volume and pricing.”

“We look forward to the fourth quarter as the highlight of our year where we showcase the best of our holiday themed original programming which typically provides us with our strongest quarter in terms of ratings and profitability, driving us to a strong finish for 2007. “

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $55.3 million for the third quarter of 2007, a 17% increase from $47.3 million for the third quarter of 2006. Subscriber fee revenue in the third quarter increased 23% to $7.4 million, from $6.0 million in the prior year’s quarter, as a result of a net effective rate that was higher on average and an increase in the number of subscribers under certain new and existing agreements. A key aspect of the change in net subscriber rates was lower subscriber acquisition fees recorded as a reduction of revenues. Advertising revenue increased 19% to $47.8 million during the quarter, from $40.2 million in the third quarter of 2006, reflecting higher advertising rates, offset in part by lower than expected ratings. We did not have licensing fees from our film library during the quarter ended September 30, 2007, as we sold our film assets in December 2006. Licensing fees for our film library were $989,000 during the prior year’s quarter.

Crown Media reported revenue of $164.8 million for the nine months ended September 30, 2007, a 15% increase from $142.8 million for the same period of 2006. Subscriber fee revenue for the nine months ended September 30, 2007, increased 15% to $21.4 million, from $18.6 million in the prior year’s period, as a result of higher net effective rates on average, primarily due to a decrease in subscriber acquisition fees applied against revenue, and an increase in the number of subscribers. Advertising revenue increased 17% to $143.1 million during the nine months ended September 30, 2007, from $122.2 million for the same period of 2006, reflecting higher advertising rates. We did not have licensing fees from our film library during the nine months ended September 30, 2007, as we sold our film assets in December 2006. Licensing fees for our film library were $1.8 million during the prior year’s period.

For the third quarter of 2007, cost of services decreased to $51.9 million from $90.4 million during the same quarter of 2006. Within cost of services, programming expenses increased 32% quarter over quarter to $46.4 million in the third quarter of 2007, because of directly expensing (instead of amortizing over a window) certain programming and higher amortization for more original programs produced to air on the Hallmark Channel in the current period as compared to the prior period. During the third quarter of 2007, the Company recorded $4.7 million of negative amortization of film assets as a result of an internal analysis of its third party sales residual and participation liability during certain periods of its film asset ownership. The Company reduced its residual and participation accrual by $4.7 million based upon the outcome of this analysis. For the three months ended September 30, 2006, amortization of film assets was $4.6 million. We sold our film assets in December 2006. Additionally, the Company recorded a $40.9 million impairment to its film assets during the third quarter of 2006. Subscriber acquisition fee amortization expense was $7.0 million in third quarter of 2007 as compared to $7.7 million in the third quarter of 2006. Other cost of services increased 64% from $1.8 million to $2.9 million for the third quarter of 2007. The Company’s bad debt expense was $108,000 for the three months ended September 30, 2007. The Company’s negative bad debt expense was $1.0 million for the three months ended September 30, 2006. Selling, general and administrative expenses increased to $11.6 million for the three months ended September 30, 2007, from $10.7 million in the year earlier period primarily due to a $281,000 increase and a $358,000 increase in compensation expense related to the obligations of restricted stock units and stock appreciation rights, respectively, a $607,000 increase in commissions expense, and a $385,000 increase in salaries expense, offset in part by a $767,000 decrease in severance expense. There was also a decrease in depreciation and amortization expense of $258,000 primarily related to assets becoming fully depreciated. Marketing expenses increased to $3.6 million for the three months ended September 30, 2007, from $3.5 million in the year earlier period.

For the nine months ended September 30, 2007, cost of services decreased to $151.0 million from $383.1 million during the same period of 2006. Within cost of services, programming expenses increased 21% period over period to $124.5 million, because of directly expensing (instead of amortizing over a window) certain programming and higher amortization for more original programs produced to air on the Hallmark Channel in the current period as compared to the prior period. In the first quarter of 2007, we also had $1.7 million in write offs of certain programming. Additionally, in August 2007, the Company wrote off $5.5 million of prepaid programming assets and $1.4 million of long term other assets related to the December 2005 NICC agreement. During the nine months ended September 30, 2007, the Company reduced its estimate of a residual and participation liability by $5.2 million. Therefore, the Company recognized negative amortization of its film assets during this time period. For the nine months ended September 30, 2006, amortization of film assets was $21.7 million. We sold our film assets in December 2006. Additionally, the Company recorded a $225.8 million impairment to its film assets during the nine months ended September 30, 2006. Subscriber acquisition fee amortization expense was $22.7 million for the nine months ended September 30, 2007, as compared to $23.3 million in the same period of 2006. Other cost of services decreased 7% from $8.8 million to $8.2 million for the nine months ended September 30, 2007. The Company’s bad debt expense for the nine months ended September 30, 2007 was $95.000 as compared to the Company’s bad debt expense of $254,000 for the nine months ended September 30, 2006. There were also decreases in expenses associated with the library, such as outside sales commission and tape duplication. Selling, general and administrative expenses increased to $39.8 million for the nine months ended September 30, 2007, from $32.5 million in the year earlier period primarily due to a $7.4 million increase and a $1.4 million increase in compensation expense related to the obligations of restricted stock units and stock appreciation rights, respectively, a $939,000 increase in bonus expense, offset in part by a $3.7 million decrease in severance expense. There was also a decrease in depreciation and amortization expense of $1.0 million primarily related to assets becoming fully depreciated. Marketing expenses increased to $11.9 million for the nine months ended September 30, 2007, from $8.9 million in the year earlier period.

Interest expense for the nine months ended September 30, 2007, includes $7.9 million of a $33.1 million note provided under the tax sharing agreement by us to Hallmark Cards because of the disallowance by the Internal Revenue Service of Hallmark Cards’ use of our losses for 2003 and 2004 in Hallmark Cards’ consolidated tax returns for fiscal years 2001 and 2002.

Adjusted EBITDA loss totaled $6.5 million for the third quarter of 2007, compared to an Adjusted EBITDA loss of $978,000 for the same period last year. Cash provided by operating activities totaled $5.4 million for the third quarter of 2007 compared to cash used in operating activities of $3.0 million for the same period last year. The net loss for the three month period ended September 30, 2007, totaled $37.9 million, or $0.36 per share, compared to $84.3 million, or $0.80 per share, in the third quarter of 2006.

Adjusted EBITDA loss totaled $10.5 million for the nine months ended September 30, 2007, compared to an Adjusted EBITDA loss of $6.8 million for the same period last year. Cash used in operating activities totaled $2.8 million for the nine months ended September 30, 2007, compared to $21.4 million for the same period last year. The net loss for the nine month period ended September 30, 2007, totaled $121.7 million, or $1.16 per share, compared to $359.0 million, or $3.43 per share, in the same period of 2006.

Conference Call and Webcast to be Held Thursday, November 8, 2007 at 11:00 a.m. ET.

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the three and nine months ended September 30, 2007. Investors and interested parties may listen to the call via a live webcast accessible on the investor relations page of the Company’s web site, www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Third Quarter Earnings for Crown Media.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 7 days beginning at 1:00 p.m. Eastern Time, Thursday, November 8, 2007, at (888) 286-8010 (Domestic) or (617) 801-6888 (International), using passcode number 16557534.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes Hallmark Channel in the U.S. to nearly 85 million subscribers. The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time and Total Day household ratings and is the nation’s leading network in providing quality family programming. Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel and will launch Hallmark Movie Channel HD in the first quarter 2008.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management

Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2006. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods. See “Selected Third Quarter Unaudited Financial Information” below for a reconciliation to GAAP net loss. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets (for periods prior to the sale of those assets) and subscriber acquisition costs, which are significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flows from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of cash flow, exclusive of non-cash items of income and expenses such as depreciation, amortization, gain or loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from the net loss and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in our bank credit agreement.

For additional information, please contact:

Investors and Financial Press	Media
Mindy Tucker	Nancy Carr
IR Focus	Crown Media
914.725.8128	818.755.2643
mindy@irfocusllc.com	ncarr@hallmarkchannel.com

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Subscriber fees	$7,389	$6,022	$21,391	$18,633
Advertising	47,819	40,229	142,750	121,228
Advertising by Hallmark Cards	—	2	390	945
Film asset license fees	—	989	—	1,777
Sublicense fees and other revenue	104	76	260	230
Total revenue	55,312	47,318	164,791	142,813
Cost of services:
Affiliate programming	11,247	3,652	21,149	9,154
Non-affiliate programming	35,148	31,404	103,327	93,462
Amortization of film assets	(4,739)	4,560	(5,260)	21,703
Impairment of film assets	—	40,946	—	225,832
Subscriber acquisition fee amortization	7,048	7,747	22,728	23,260
Amortization of capital lease	289	289	868	868
Other cost of services	2,933	1,786	8,193	8,838
Total cost of services	51,926	90,384	151,005	383,117
Selling, general & administrative expenses	11,578	10,682	39,828	32,489
Marketing expense	3,565	3,483	11,850	8,851
Depreciation and amortization	377	635	1,270	2,317
Loss from continuing operations before interest expense	(12,134)	(57,866)	(39,162)	(283,961)
Interest expense	(25,743)	(26,461)	(82,585)	(73,077)
Loss from continuing operations	(37,877)	(84,327)	(121,747)	(357,038)
(Loss) gain from sale of discontinued operations	—	(1)	—	153
Loss before cumulative effect of change in accounting principle	(37,877)	(84,328)	(121,747)	(356,885)
Cumulative effect of change in accounting principle	—	—	—	(2,099)
Net loss	$(37,877)	$(84,328)	$(121,747)	$(358,984)
Net loss per share	$(0.36)	$(0.80)	$(1.16)	$(3.43)
Weighted average shares outstanding	104,788	104,788	104,788	104,788

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of September 30,	As of December 31,
	2007	2006

ASSETS

Cash and cash equivalents	$3	$13,965
Accounts receivable, less allowance for doubtful accounts of $299 and $246, respectively	58,285	57,079
Program license fees - affiliates	112	115
Program license fees - non-affiliates	126,630	111,909
Receivable from buyer of international business	0	24
Prepaid and other assets	4,545	4,202
Prepaid program license fee assets	12,937	10,271
Total current assets	202,512	197,565
Accounts receivable	443	850
Program license fees - affiliates	190	274
Program license fees - non-affiliates	148,085	185,620
Subscriber acquisition fees, net	13,255	41,665
Property and equipment, net	15,775	16,313
Goodwill	314,033	314,033
Prepaid and other assets	8,439	11,463
Total assets	$702,732	$767,783

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of September 30,	As of December 31,
	2007	2006

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$29,492	$26,588
Accrued restricted stock units	4,216	1,513
Subscriber acquisition fees payable	865	2,071
License fees payable to affiliates	3,911	2,275
License fees payable to non-affiliates	94,838	96,085
Payables to RHI affiliates	—	168
Payables to affiliates	15,499	13,777
Payable to buyer of international business	4,566	5,098
Interest payable	90	59
Capital lease obligations	721	672
Deferred credit from transition services agreement	662	1,213
Total current liabilities	154,860	149,519
Accrued liabilities	18,699	25,291
License fees payable to non-affiliates	84,990	88,951
Payable to buyer of international business	2,274	4,771
Credit facility	80,934	87,633
Line of credit and interest payable to HC Crown	99,398	93,465
Line of credit and interest payable to Hallmark Cards affiliate	56,745	53,364
Senior unsecured note to HC Crown, including accrued interest	605,977	562,167
Note and interest payable to Hallmark Cards affiliate	155,674	146,397
Note and interest payable to Hallmark Cards	27,166	—
Capital lease obligations	14,951	15,498
Company obligated mandatorily redeemable preferred interest	18,138	16,483
Deferred credit from transition services agreement	2,299	3,188
Total liabilities	1,322,105	1,246,727
Commitments and contingencies
REDEEMABLE COMMON STOCK, Class A common stock, $.01 par value; 4,357,066 and 0 shares issued and and outstanding as of September 30, 2007 and December 31, 2006	31,937
STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares authorized; 69,760,588 and 74,117,654 shares issued and outstanding as of September 30, 2007 and December 31, 2006	698	741
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both September 30, 2007 and December 31, 2006	307	307
Paid-in capital	1,406,456	1,457,032
Accumulated deficit	(2,058,771)	(1,937,024)
Total stockholders’ deficit	(651,310)	(478,944)
Total liabilities and stockholders’ deficit	$702,732	$767,783

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net loss	$(37,877)	$(84,328)	$(121,747)	$(358,984)
(Gain) loss on sale of discontinued operations	—	1	—	(153)
Cumulative effect of change in accounting principle	—	—	—	2,099
Amortization of film assets	(4,739)	4,560	(5,260)	21,703
Impairment of film assets	—	40,946	—	225,832
Subscriber acquisition fee amortization expense	8,966	9,954	27,551	29,795
Depreciation and amortization	666	924	2,138	3,185
Interest expense	25,743	26,461	82,585	73,077
Restricted stock unit compensation (benefit)	784	504	4,245	(3,316)
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$(6,457)	$(978)	$(10,488)	$(6,762)

Programming and other amortization	46,089	34,728	123,506	101,801
Provision for allowance for doubtful account	108	(1,017)	95	254
Changes in operating assets and liabilities:
Additions to program license fees	(24,928)	(2,508)	(101,576)	(52,264)
Change to subscriber acquisition fees	738	107	858	(224)
Change in subscriber acquisition fees payable	(988)	(92)	(1,206)	(10,071)
Interest paid	(2,227)	(4,987)	(6,721)	(14,221)
Changes in other operating assets and liabilities, net of adjustments above	(6,967)	(28,282)	(7,237)	(39,932)
Net cash provided by (used in) operating activities from continuing operations	$5,368	$(3,029)	$(2,769)	$(21,419)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net cash (used in) provided by operating activities from continuing operations	$5,368	$(3,029)	$(2,769)	$(21,419)

Net cash used in investing activities	(1,428)	(1,323)	(3,995)	(7,851)

Net cash (used in) provided by financing activities	(10,870)	3,327	(7,198)	23,142

Net decrease in cash and cash equivalents	(6,930)	(1,025)	(13,962)	(6,128)

Cash equivalents, beginning of period	6,933	10,823	13,965	15,926
Cash equivalents, end of period	$3	$9,798	$3	$9,798